Exhibit 99.1

MEG WHITMAN, JIM SCHNEIDER JOIN GAP INC. BOARD OF DIRECTORS

Board Also Names Bob Martin As New Lead Independent Director

SAN FRANCISCO — September 30, 2003 — Gap Inc. (NYSE: GPS) today announced two new appointments to the company’s Board of Directors: Meg Whitman, President and CEO of eBay, Inc., and Jim Schneider, CFO and Senior Vice President of Dell.

Ms. Whitman, 46, has headed eBay, the top consumer e-commerce site and one of the world’s fastest-growing companies, since March 1998. In reshaping online global commerce, Ms. Whitman is known for her intense customer focus, brand building and consumer technology experience.

“Meg has established a powerful online community by focusing on the needs and wants of her customers,” said Paul Pressler, President and CEO, Gap Inc. “Creating a growth business through innovation and customer service, Meg has become one of the world’s leading brand builders.”

Ms. Whitman will serve on the board’s Governance, Nominating and Social Responsibility committee, and the Compensation and Management Development committee. Ms. Whitman also serves on the board of Procter & Gamble Co.

Mr. Schneider, 50, has been with Dell since 1996, and has led the company’s global finance organization as senior vice president and CFO since March 2000. Under his leadership, Dell has delivered consistent financial performance and reduced its cost structure while continuing to deliver great customer value through its direct business model.

“Jim’s financial stewardship has helped drive Dell’s continued success,” Mr. Pressler said. “He has helped build Dell’s reputation for credibility and transparency, and we look forward to benefiting from his strategic financial leadership.”

Mr. Schneider will serve on the board’s Governance, Nominating and Social Responsibility committee, and the Audit and Finance committee. Mr. Schneider also serves on the board of General Communication Inc., a diversified telecommunications provider in Alaska.

With Ms. Whitman and Mr. Schneider, Gap Inc.’s board will have 13 directors – nine of whom are independent, as defined by the New York Stock Exchange. All board members are elected annually at the company’s shareholders meeting to one-year terms.

In addition to the appointments, the board also named Bob Martin as lead independent director, succeeding Charles Schwab, who remains on the board. Mr. Martin has been a board member since September 2002; he serves on the board’s Compensation and Management Development committee and is chair of the Governance, Nominating and Social Responsibility committee. The board’s independent directors meet in executive session without the presence of management at every regularly scheduled board meeting.

Commenting on the appointment, Board Chairman Don Fisher said: “Our lead independent director position, established by the board earlier this year, reflects our ongoing commitment to strong corporate governance practices. We’re very pleased with the progress we’ve made during the past year to evolve and adopt best practices and enhance the composition of our board.”

Information about Gap Inc.’s Board of Directors and corporate governance practices can be found on the company’s web site at gapinc.com.

# # #

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2002 sales were $14.5 billion. As of August 30, 2003, Gap Inc. operated 4,212 store concepts (3,081 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, Banana Republic.com and oldnavy.com.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
415-427-2161	415-427-2563